Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        Brian Keogh    425-453-9400

ESTERLINE ANNOUNCES SALE OF

PSI SUBSIDIARY TO MEASUREMENT SPECIALTIES

BELLEVUE, Wash., September 8, 2010 — Esterline Corporation (NYSE: ESL www.esterline.com) today announced the sale of its Hampton, VA-based Pressure Systems, Inc. (PSI) subsidiary to Measurement Specialties, Inc. (NASDAQ: MEAS www.meas-spec.com).

Brad Lawrence, Esterline CEO, said, “…Measurement Specialties is acquiring an excellent manufacturer of specialized pressure sensing technology.”

PSI, one of Esterline’s smaller operations, is a manufacturer of precision level and pressure instrumentation, principally for environmental and industrial applications. The company also manufactures instrumentation for aerodynamic studies of prototype vehicles in windtunnel research applications.

Esterline anticipates an after-tax gain on the sale of about $10.4 million or $0.34 per share. PSI’s FY10 after-tax income through the date of the sale was approximately $0.05 per share, comparable to last year. This $0.39 per share will be reported as discontinued operations at year end, October 29, 2010.

Esterline is a $1.5 billion specialized manufacturing company serving principally aerospace and defense markets. Esterline operates in three business segments related to its set of core competencies: Avionics & Controls, Sensors & Systems, and Advanced Materials.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.